Exhibit 99.1

Walker & Dunlop Reports Record Earnings Per Share

•	Net income of $20.2 million, or $0.67 per diluted share, up 56% from Q2’14

•	Record total revenues of $113.9 million, up 34% from Q2’14

•	Adjusted EBITDA[1] of $28.9 million, up 39% from Q2’14

•	Loan origination volume of $3.5 billion, up 45% from Q2’14

•	Servicing portfolio of $47.7 billion at June 30, 2015

Bethesda, MD – August 5, 2015 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported today second quarter 2015 net income of $20.2 million, or $0.67 per diluted share, a 56% increase from second quarter 2014 net income of $12.9 million, or $0.40 per diluted share. Total revenues were $113.9 million for the second quarter 2015, a 34% increase over the second quarter 2014. Adjusted EBITDA for the second quarter 2015 was $28.9 million compared to $20.9 million for the second quarter 2014, a 39% increase.

“I would like to congratulate every member of the Walker & Dunlop team for generating record revenue and earnings per share during the second quarter of 2015,” commented Walker & Dunlop Chairman and CEO Willy Walker. “Our strong financial results are due to the fantastic group of professionals we have assembled and the market leadership position we have worked very hard to create. We continue to grow and gain market share, all while expanding our brand and expertise across the country.”

Investors in Walker & Dunlop own stock in a company that is generating strong top line revenue growth, record earnings per share, consistent cash flow, and long-term shareholder value by growing our loan servicing portfolio by 20% over the past year with no diminution to the average servicing fee nor average life of the portfolio,” continued Walker.

The investments we have made over the past several years to expand our footprint and product offering are showing strong results. We are in the midst of a mortgage refinancing cycle that is unprecedented. The volume of commercial mortgages originated in 2005, 2006, and 2007 had never been seen before, and the majority of that paper must be refinanced over the next several years. Walker & Dunlop has the platform, people, and market position to benefit tremendously from the need for commercial real estate financing.”

OPERATING RESULTS

TOTAL REVENUES were $113.9 million for the second quarter 2015 compared to $85.3 million for the second quarter 2014, a 34% increase. The increase was driven by the 45% increase in loan originations, which included a 44% increase in lending with Fannie Mae and Freddie Mac. Within the components of revenues, mortgage banking gains increased 34% to $70.0 million, servicing fees increased 17% to $28.1 million, net warehouse interest income increased 70% to $6.6 million and other revenues increased 100% to $8.1 million. The increase in other revenues was driven by fees earned on investment sales volume and $3.0 million in prepayment fee income received during the second quarter 2015, an increase of 73% from the second quarter 2014.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the second quarter 2015 were $70.0 million compared to $52.2 million for the second quarter 2014, a 34% increase. This increase was primarily driven by the substantial growth in loan originations coupled with an increase in the weighted average servicing fee on Fannie Mae loans originated during the quarter. LOAN ORIGINATION FEES were $37.6 million for the second quarter 2015 compared to $29.5 million for the second quarter 2014, a 27% increase. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $32.4 million for the second quarter 2015 compared to $22.7 million for the second quarter 2014, a 42% increase.

NET WAREHOUSE INTEREST INCOME, which includes interest earned on loans held for sale and our interim loan portfolio, was $6.6 million for the second quarter 2015, a 70% increase over $3.9 million for the second quarter 2014. The increase was driven by the growth in loans held for sale and loans in our interim loan portfolio during the quarter, which generated $4.3 million of interest income from loans held for sale and $2.3 million of interest income from our interim loan portfolio.

TOTAL EXPENSES were $81.3 million for the second quarter 2015 compared to total expenses of $64.4 million for the second quarter 2014, a 26% increase. The increase in total expenses was primarily due to an increase in personnel costs on the strength of our total transaction volume and financial performance, as well as an increase in amortization and depreciation expense resulting from the growth of our mortgage servicing portfolio. Personnel expense for the second quarter 2015 was $46.0 million, an increase of 35% from $34.1 million for the second quarter 2014. Fixed compensation costs have increased following the acquisitions of Johnson Capital and Engler Financial Group, and our variable compensation costs have increased due to greater commission and bonus expenses. Personnel expense as a percentage of total revenues, however, was unchanged from the second quarter 2014 at 40%.

OPERATING MARGIN was 29% for the second quarter 2015 which compared favorably to an operating margin of 25% for the second quarter 2014. The increase in operating margin was driven by the scale of our loan originations business, as total revenues grew 34% while total expenses grew only 26%.

ADJUSTED EBITDA was $28.9 million for the second quarter 2015 compared to $20.9 million for the second quarter 2014, a 39% increase. The increase was driven by significant growth in our cash earnings such as origination fees, servicing fees and net interest income, partially offset by the aforementioned increase in personnel expenses.

ANNUALIZED RETURN ON EQUITY was 20% for the second quarter 2015 compared to 14% for the second quarter 2014. In the second quarter 2015, return on equity benefitted from the increase in net income and the share repurchase which was completed at the end of the first quarter 2015.

TOTAL TRANSACTION VOLUME

TOTAL TRANSACTION VOLUME was $3.8 billion, which includes loan origination volume and investment sales volume. Loan origination volume is comprised of Walker & Dunlop’s core lending and brokerage products, and investment sales volume reflects the sales volume closed by the Company’s new investment sales business.

LOAN ORIGINATION VOLUME was $3.5 billion for the second quarter 2015 compared to $2.4 billion for the second quarter 2014, a 45% increase. Loan originations with Fannie Mae and Freddie Mac were both $1.1 billion representing increases of 21% and 79% from the second quarter 2014, respectively. Brokered loan originations totaled $938.7 million, a 55% increase from the second quarter 2014. HUD loan originations totaled $150.2 million, a 5% decrease from the second quarter 2014. Interim loan originations totaled $106.5 million, a 62% increase from the second quarter 2014. Originations for the Company’s CMBS partnership were $34.7 million for the second quarter 2015 compared to zero for the same quarter last year.

INVESTMENT SALES VOLUME was $319.0 million for the second quarter 2015, its first quarter of operations on our platform.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $47.7 billion at June 30, 2015, a 20% increase from $39.8 billion at June 30, 2014. During the preceding 12 months, $7.9 billion in net loans were added to the servicing portfolio, of which 83% are Fannie Mae and Freddie Mac loans. The portfolio maintained an average loan term of 10 years and a WEIGHTED AVERAGE SERVICING FEE of 24 basis points. SERVICING FEES were $28.1 million for the second quarter 2015 compared to $24.0 million for the second quarter 2014, a 17% increase, driven by the growth in the portfolio.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $18.4 billion at June 30, 2015 compared to $15.7 billion at June 30, 2014. The Company’s at risk servicing portfolio continues to demonstrate exceptional credit performance, as there were no 60+ DAY DELINQUENCIES at June 30, 2015 or 2014.

THE PROVISION FOR RISK-SHARING OBLIGATIONS associated with loans in the at risk servicing portfolio was $0.1 million for the second quarter 2015 compared to $0.4 million for the second quarter 2014. There were $0.8 million of NET WRITE-OFFS for the second quarter 2015 compared to $1.3 million for the second quarter 2014. Net write-offs represent the settlement of the Company’s guaranty obligations related to losses provisioned for in prior periods.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $317.3 million at June 30, 2015 compared to $194.3 million at June 30, 2014. Although all of our interim loans are current and performing, the Company provides a general reserve for potential losses. For the second quarter 2015, the provision for loan losses was $0.3 million compared to the second quarter 2014 benefit of $0.1 million.

ACQUISITION OF ENGLER FINANCIAL GROUP

On April 21, 2015, Walker & Dunlop completed its acquisition of 75% of certain assets and assumption of certain liabilities of Engler Financial Group, LLC (“EFG”). EFG is a real estate investment advisory and brokerage firm based in the Southeast serving the multifamily market. The overall purchase price was comprised primarily of cash. On the balance sheet, $1.4 million of the purchase price was allocated to the value of the pipeline of investment sales opportunities, with substantially all the remainder of the purchase price, or $15.7 million, recorded as goodwill.

Because the Company only purchased 75% of the net assets, 25% of the goodwill relates to the interest retained by the sellers. The sellers’ interest, or $4.3 million, is presented on the balance sheet as noncontrolling interests. On the income statement, investment sales revenues are included in “Other” revenue, and personnel costs and the other general and administrative costs are presented in the corresponding line items. Noncontrolling interests on the income statement, which was $0.1 million for the second quarter 2015, represents the earnings of the joint venture retained by the sellers.

YEAR-TO-DATE RESULTS

TOTAL REVENUES for the six months ended June 30, 2015 were $226.0 million compared to $150.1 million for the same period last year, a 51% increase. The increase in total revenues was largely driven by a 97% increase in LOAN ORIGINATION VOLUME from $4.0 billion to $7.8 billion, which also contributed to a 64% increase in GAINS FROM MORTGAGE BANKING ACTIVITIES to $142.7 million. The increase in total revenues was also attributable to increases in servicing fees, as well as net interest income received on both loans held for sale and the interim loan portfolio.

TOTAL EXPENSES for the six months ended June 30, 2015 were $158.0 million compared to $117.3 million for the six months ended June 30, 2014, an increase of 35%. The increase in total expenses was due primarily to increased personnel expenses and amortization and depreciation costs. Personnel expenses have increased following our recent acquisitions and as a result of greater commissions and bonus expenses resulting from strong total transaction volume and financial performance. Personnel expenses as a percentage of total revenues for the six months ended June 30, 2015 were 38% compared to 39% for the same period last year. Amortization and depreciation increased $4.6 million due to increased amortization of the growing MSR portfolio, and an additional $5.1 million from the write-off of MSRs following early prepayment in the low interest rate environment.

OPERATING MARGIN for the six months ended June 30, 2015 was 30% compared to operating margin of 22% for the same period last year. Increased scale in our business year over year provided a lift to our operating margin, as revenues have grown 51% while expenses have increased only 35%.

NET INCOME for the six months ended June 30, 2015 was $41.5 million, or $1.32 per diluted share, compared to net income of $20.1 million, or $0.61 per diluted share, for the same period last year, a 107% increase.

ADJUSTED EBITDA was $64.3 million for the six months ended June 30, 2015 compared to $40.7 million for the same period last year, a 58% increase. The increase was driven by significant growth in our cash earnings such as origination fees, servicing fees and net interest income, partially offset by the aforementioned increase in personnel expenses.

1 Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, August 5, 2015 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877) 876-9177 from within the United States or (785) 424-1666 from outside the United States and are asked to reference the Conference ID: WDQ215. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time August 5, 2015 through August 19, 2015. Please call (800) 723-0389 from the United States or (402) 220-2647 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has almost 500 professionals in 24 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents adjusted EBITDA. Adjusted EBITDA is not a recognized measurement under GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, depreciation and amortization, provision for credit losses, net of write-offs, stock based incentive compensation charges, and removes the benefit of non-cash revenues such as gains attributable to MSRs. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find adjusted EBITDA to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

Adjusted EBITDA is not in accordance with or an alternative for net income, and may be different from adjusted EBITDA measures used by other companies. We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with net income. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income. We compensate for the limitations of this non-GAAP financial measure by relying upon GAAP results to gain a complete picture of our performance.

For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2015 and December 31, 2014

(In thousands, except per share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$67,789	$113,354
Restricted cash	9,232	13,854
Pledged securities, at fair value	69,045	67,719
Loans held for sale, at fair value	883,336	1,072,116
Loans held for investment, net	314,737	223,059
Servicing fees and other receivables, net	29,290	23,234
Derivative assets	27,427	14,535
Mortgage servicing rights	395,020	375,907
Goodwill and other intangible assets	92,390	76,586
Other assets	23,268	29,026

Total assets	$1,911,534	$2,009,390

Liabilities
Accounts payable and other liabilities	$151,583	$145,141
Performance deposits from borrowers	8,663	13,668
Derivative liabilities	3,516	4,877
Guaranty obligation, net of accumulated amortization	27,140	24,975
Allowance for risk-sharing obligations	3,304	3,904
Warehouse notes payable	1,109,895	1,214,279
Note payable	164,627	169,095

Total liabilities	$1,468,728	$1,575,939

Equity
Preferred shares, Authorized 50,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000; issued and outstanding 29,155 shares at June 30, 2015 and 31,822 shares at December 31, 2014	291	318
Additional paid-in capital	206,862	224,164
Retained earnings	231,368	208,969

Total stockholders’ equity	$438,521	$433,451

Noncontrolling interests	4,285	—

Total equity	$442,806	$433,451

Commitments and contingencies	—	—
Total liabilities and equity	$1,911,534	$2,009,390

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Revenues
Gains from mortgage banking activities	$69,950	$52,241	$142,670	$86,827
Servicing fees	28,058	23,962	54,899	47,305
Net warehouse interest income	6,610	3,896	10,964	6,132
Escrow earnings and other interest income	1,170	1,120	1,957	2,195
Other	8,138	4,067	15,557	7,660

Total revenues	$113,926	$85,286	$226,047	$150,119

Expenses
Personnel	$45,993	$34,053	$86,038	$58,588
Amortization and depreciation	23,470	19,097	48,144	37,556
Provision for credit losses	398	279	482	108
Interest expense on corporate debt	2,472	2,621	4,949	5,194
Other operating expenses	8,951	8,305	18,386	15,832

Total expenses	$81,284	$64,355	$157,999	$117,278

Income from operations	$32,642	$20,931	$68,048	$32,841
Income tax expense	12,351	8,017	26,444	12,783

Net income before noncontrolling interests	$20,291	$12,914	$41,604	$20,058

Net income from noncontrolling interests	138	—	138	—

Walker & Dunlop net income	$20,153	$12,914	$41,466	$20,058

Basic earnings per share	$0.69	$0.41	$1.37	$0.61

Diluted earnings per share	$0.67	$0.40	$1.32	$0.61

Basic weighted average shares outstanding	29,057	31,711	30,279	32,624

Diluted weighted average shares outstanding	30,239	31,951	31,344	32,897

SUPPLEMENTAL OPERATING DATA

	For the three months ended June 30,		For the six months ended June 30,
(dollars in thousands )	2015	2014	2015	2014
Loan Origination Volume:
Fannie Mae	$1,138,334	$942,504	$2,500,998	$1,401,785
Freddie Mac	1,099,830	613,347	3,095,832	981,784
Ginnie Mae - HUD	150,171	157,251	307,120	415,034
Brokered (1)	938,725	606,507	1,698,988	1,022,332
Interim Loans	106,525	65,805	114,945	147,055
CMBS (2)	34,685	—	98,785	—

Total Loan Origination Volume	$3,468,270	$2,385,414	$7,816,668	$3,967,990

Investment Sales Volume	319,035	—	319,035	—

Total Transaction Volume	$3,787,305	$2,385,414	$8,135,703	$3,967,990

Key Performance Metrics:
Operating margin	29%	25%	30%	22%
Return on equity	20%	14%	19%	10%
Walker & Dunlop net income	$20,153	$12,914	$41,466	$20,058
Adjusted EBITDA (3)	$28,856	$20,921	$64,264	$40,714
Diluted EPS	$0.67	$0.40	$1.32	$0.61
Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	40%	40%	38%	39%
Other operating expenses	8%	10%	8%	11%
Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.08%	1.24%	1.01%	1.26%
Fair value of MSRs created, net	0.93%	0.95%	0.81%	0.92%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (4)	1.35%	1.33%	1.08%	1.31%

	As of June 30,
Servicing Portfolio by Product:	2015	2014
Fannie Mae	$21,826,463	$19,524,654
Freddie Mac	15,186,774	10,922,884
Ginnie Mae - HUD	5,941,152	5,012,368
Brokered (1)	4,166,257	4,139,507
Interim Loans	317,343	194,320
CMBS (5)	275,750	—

Total Servicing Portfolio	$47,713,739	$39,793,733

Key Servicing Metric (end of period):
Weighted-average servicing fee rate	0.24%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	Brokered transactions for the CMBS Partnership. For the six months ended June 30, 2015, the CMBS Partnership’s loan originations totaled $160.1 million.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume. No MSRs are recorded for “brokered” transactions or Interim Program originations.
(5)	All loans originated by the CMBS Partnership, whether brokered by us or not, are serviced by us.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
(in thousands)	2015	2014	2015	2014
Reconciliation of Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$20,153	$12,914	$41,466	$20,058
Recurring Adjustments:
Income tax expense	12,351	8,017	26,444	12,783
Interest expense	2,472	2,621	4,949	5,194
Amortization and depreciation	23,470	19,097	48,144	37,556
Provision for credit losses	398	279	482	108
Net write-offs	(808)	(1,264)	(808)	(2,625)
Stock compensation expense	3,178	2,003	7,262	4,274
Gains attributable to mortgage servicing rights (1)	(32,358)	(22,746)	(63,675)	(36,634)

Adjusted EBITDA	$28,856	$20,921	$64,264	$40,714

(1):	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended June 30,		As of and for the six months ended June 30,
(Dollars in thousands)	2015	2014	2015	2014
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$15,976,417	$13,629,747	$15,976,417	$13,629,747
Fannie Mae Modified Risk	4,956,854	4,392,372	4,956,854	4,392,372
Freddie Mac Modified Risk	53,619	53,752	53,619	53,752
GNMA-HUD Full Risk	4,658	4,797	4,658	4,797

Total risk-sharing servicing portfolio	$20,991,548	$18,080,668	$20,991,548	$18,080,668
Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$893,192	$1,502,535	$893,192	$1,502,535
Freddie Mac No Risk	15,133,155	10,869,132	15,133,155	10,869,132
GNMA-HUD No Risk	5,936,494	5,007,571	5,936,494	5,007,571
Brokered	4,166,257	4,139,507	4,166,257	4,139,507
CMBS	275,750	—	275,750	—

Total non risk-sharing servicing portfolio	$26,404,848	$21,518,745	$26,404,848	$21,518,745
Total loans serviced for others	$47,396,396	$39,599,413	$47,396,396	$39,599,413
Interim loans (full risk) servicing portfolio	$317,343	$194,320	$317,343	$194,320

Total servicing portfolio unpaid principal balance	$47,713,739	$39,793,733	$47,713,739	$39,793,733

At risk servicing portfolio (1)	$18,442,415	$15,698,224	$18,442,415	$15,698,224
Maximum exposure to at risk portfolio (2)	4,332,963	3,735,832	4,332,963	3,735,832
60+ Day delinquencies, within at risk portfolio	—	—	—	—
At risk loan balances associated with allowance for risk-sharing obligations	$16,884	$40,381	$16,884	$40,381
Allowance for risk-sharing obligations:
Beginning balance	$4,054	$5,662	$3,904	$7,363
Provision for risk-sharing obligations	58	408	208	68
Net write-offs	(808)	(1,264)	(808)	(2,625)

Ending balance	$3,304	$4,806	$3,304	$4,806

60+ Day delinquencies as a percentage of the at risk portfolio	0.00%	0.00%	0.00%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.02%	0.03%	0.02%	0.03%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.01%	0.00%	0.02%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	19.57%	11.90%	19.57%	11.90%
Allowance for risk-sharing as a percentage of maximum exposure	0.08%	0.13%	0.08%	0.13%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.70%	0.75%	0.70%	0.75%

(1)	At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all but three of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.